PROSPECTUS Dated June 11, 2002          Amendment No. 1 dated October 8, 2002 to
PROSPECTUS SUPPLEMENT                                Pricing Supplement No. 4 to
Dated June 11, 2002                         Registration Statement No. 333-83616
                                                             Dated July 11, 2002
                                                                  Rule 424(b)(3)


                                 Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                           -------------------------

                      3% TRIGGERS(SM) due August 30, 2003
                        Based on the Performance of the
                      Common Stock of CISCO SYSTEMS, INC.

This Amendment No. 1 to the accompanying pricing supplement, prospectus supplement and prospectus reflects an amendment to the terms of the 3% TRIGGERS due August 30, 2003, Based on the Performance of the Common Stock of Cisco Systems, Inc., which we refer to as the TRIGGERS, issued by Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The amendment became effective on October 8, 2002 and relates to the price-triggered acceleration event described in the accompanying pricing supplement. The other terms of the TRIGGERS have not changed and are set forth in the accompanying pricing supplement, prospectus supplement and prospectus.

Pursuant to the amendment, the definition of Acceleration Event on PS-12 of Pricing Supplement No. 4 is replaced in its entirety by the following:

Acceleration Event......................If on any date the product of the Market
                                        Price per share of Cisco Stock and the
                                        Adjustment Factor is less than $2.00,
                                        the Maturity Date of the TRIGGERS will
                                        be deemed to be accelerated to such
                                        date (the "date of acceleration"). Upon
                                        such acceleration, you will receive per
                                        TRIGGERS on the third Business Day
                                        following the date of acceleration, but
                                        in no event later than the scheduled
                                        Maturity Date (the "date of delivery"):

                                            o    a number of shares of Cisco
                                                 Stock at the then current
                                                 Exchange Ratio; and

                                            o    accrued but unpaid interest
                                                 to but excluding the date of
                                                 delivery plus an amount of
                                                 cash as determined by the
                                                 Calculation Agent equal to
                                                 the sum of the present values
                                                 of the remaining scheduled
                                                 payments of interest on the
                                                 TRIGGERS (excluding any
                                                 portion of such payments of
                                                 interest accrued to the date
                                                 of delivery) discounted to
                                                 the date of delivery based on
                                                 the interpolated U.S. dollar
                                                 zero swap rate from and
                                                 including the date of
                                                 delivery to but excluding
                                                 each applicable payment date.

                                        Holders will not be entitled to receive
                                        the return of the $7.025 principal
                                        amount of each TRIGGERS upon an
                                        Acceleration Event.

The amendment does not relate to or change the different amounts payable to you upon (x) an acceleration that occurs because Cisco is subject to a reorganization event in which holders of Cisco Stock receive only cash, as described in paragraph 5 under "Description of TRIGGERS--Antidilution Adjustments," or (y) an acceleration event that occurs following an event of default with respect to the TRIGGERS, as described under "Description of TRIGGERS--Alternate Exchange Calculation in Case of an Event of Default."